Exhibit 99.1

Shell Midstream Partners, L.P. Announces Largest Acquisition to Date

HOUSTON, May 10, 2018 – Shell Midstream Partners, L.P. (NYSE: SHLX) entered into a purchase and sale agreement to acquire Shell’s ownership interest in Amberjack Pipeline Company LLC, which is comprised of 75% of Amberjack Series A and 50% of Amberjack Series B for $1.22 billion.

“I’m pleased to announce our largest acquisition to date. This is a significant milestone for Shell Midstream Partners,” said Kevin Nichols, Chief Executive Officer. “The Amberjack pipeline is strategically located to capture value in a prolific area in the Gulf of Mexico and represents another key corridor that is set to benefit from organic growth.”

“This acquisition, combined with our equity raise earlier in the year, further demonstrates our ability to deliver against our promises and positions us well for the future.”

Shell Midstream Partners’ share of Amberjack’s annualized net income estimated using the second quarter of 2018 forecast is nearly $120 million with the second quarter dividend estimated to be about $34 million. Following the completion of anticipated growth projects, our share of Amberjack’s net income is expected to increase to an annual run rate of approximately $145 million by the end of 2018 with an associated quarterly dividend of approximately $40 million. Shell Midstream Partners plans to fund this acquisition with borrowings under existing credit facilities. The acquisition is expected to close on or around May 11, 2018, subject to customary closing conditions.

The key benefits of Amberjack can be categorized into three value drivers:

•	Sustained Growth: The pipeline currently transports roughly 300,000 barrels per day due to the success of Jack St. Malo and Tahiti. The pipeline is forecasted to transport approximately 400,000 barrels per day by the end of 2019 from continued in-field development, as well as new projects expected to come online.

•	Connectivity: The pipeline has exceptional connectivity in the Gulf of Mexico with delivery options along the Texas and Louisiana Gulf Coast.

•	Market Optionality: Shippers on Amberjack can deliver into multiple pipelines allowing for the transportation of four different crude grades. This optionality is a significant value driver for shippers as they can leverage arbitrage opportunities between crude grades and delivery locations.

The terms of the acquisition were approved by the conflicts committee of the Board of Directors of the General Partner of Shell Midstream Partners, which is composed entirely of independent directors. This committee was advised by Tudor Pickering Holt & Co. Advisors LP as to financial matters and Akin Gump Strauss Hauer & Feld LLP as to legal matters.

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ABOUT SHELL MIDSTREAM PARTNERS, L.P.

Shell Midstream Partners, L.P., headquartered in Houston, Texas, is a fee-based, growth-oriented midstream master limited partnership formed by Royal Dutch Shell plc to own, operate, develop and acquire pipelines and other midstream assets. Shell Midstream Partner, L.P.’s assets include interests in entities that own crude oil and refined products pipelines and terminals that serve as key infrastructure to (i) transport onshore and offshore crude oil production to Gulf Coast and Midwest refining markets and (ii) deliver refined products from those markets to major demand centers. Our assets also include interests in entities that own natural gas and refinery gas pipelines that transport offshore natural gas to market hubs and deliver refinery gas from refineries and plants to chemical sites along the Gulf Coast.

For more information on Shell Midstream Partners, L.P. and the assets owned by the Partnership, please visit www.shellmidstreampartners.com.

INQUIRIES:

Investor Relations: +1 (832) 337-2034

Media Relations: +1 (832) 337-4355

FORWARD LOOKING STATEMENTS

This press release includes various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions. You can identify our forward-looking statements by words such as “anticipate”, “believe”, “estimate”, “expect”, “forecast”, “goals”, “objectives”, “outlook”, “intend”, “plan”, “predict”, “project”, “risks”, “schedule”, “seek”, “target”, “could”, “may”, “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. In accordance with “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, these statements are accompanied by cautionary language identifying important factors, though not necessarily all such factors, which could cause future outcomes to differ materially from those set forth in forward-looking statements. In particular, expressed or implied statements concerning future growth, future actions, closing and funding of acquisitions, future drop downs, volumes, capital requirements, conditions or events, future impact of prior acquisitions, future operating results or the ability to generate sales, income or cash flow or the amount of distributions are forward-looking statements. Forward-looking statements in this press release specifically include Shell Midstream Partners’ share of Amberjack’s estimated net income, the anticipated completion of growth projects on Amberjack and net income associated with the completion of such projects, and the forecasted barrels per day transported on the Amberjack pipeline by the end of 2019. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Forward-looking statements speak only as of the date of this press release, May 10, 2018, and we disclaim any obligation to update such statements for any reason, except as required by law. All forward-looking statements contained in this document are expressly qualified in their entirety by the cautionary statements contained or referred to in this paragraph. More information on these risks and other potential factors that could affect the Partnership’s financial results is included in the Partnership’s filings with the U.S. Securities and Exchange Commission, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Partnership’s most recently filed periodic reports on Form 10-K and subsequent filings. If any of those risks occur, it could cause our actual results to differ materially from those contained in any forward-looking statement. Because of these risks and uncertainties, you should not place undue reliance on any forward-looking statement.

May 10, 2018